    As filed with the Securities and Exchange Commission on March 30, 2001
                                                   Registration No. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                           INTERNET LAW LIBRARY, INC.
             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                          82-0277987
   (State or Other Jurisdiction of            (I.R.S. Employer
    Incorporation or Organization)         Identification Number)

    4301 WINDFERN ROAD, SUITE 200                  77041
            HOUSTON, TEXAS                       (Zip Code)
        (Address of Principal
          Executive Offices)


              INTERNET LAW LIBRARY 2001 EXECUTIVE STOCK OPTION PLAN
                            (Full Title of the Plan)

                         -------------------------------

                               K. CHARLES PETERSON
                                 GENERAL COUNSEL
                          4301 WINDFERN ROAD, SUITE 200
                              HOUSTON, TEXAS 77041
                     (Name and Address of Agent for Service)

                                 (281) 600-6000
          (Telephone Number, Including Area Code, of Agent for Service)

                         -------------------------------

                                   Copies to:
                              STEPHEN L. SAPP, ESQ.
                            LOCKE LIDDELL & SAPP LLP
                          2200 ROSS AVENUE, SUITE 2200
                               DALLAS, TEXAS 75201
                                 (214) 740-8000

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                            Proposed Maximum      Proposed Maximum      Amount of
Title of Securities to be                Amount to be        Offering Price      Aggregate Offering    Registration
Registered                                Registered         Per Share (1)(2)         Price (2)            Fee
----------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value
$0.001 per share                          7,000,000              $.3125              $2,187,500            $547
======================================================================================================================

(1) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices per share of common stock as quoted on the over-the-counter bulletin board on March 28, 2001.
(2)      Estimated solely for the purpose of determining the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Pursuant to the Note to Part I of Form S-8, the documents containing the information required by Part I are not required to be and are not being filed with the Securities and Exchange Commission. These documents will be sent or given to participants in the 2001 Executive Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

         This Registration Statement contains a reoffer prospectus, which has been prepared in accordance with the requirements of Part I of Form S-3 and which, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of up to 7,000,000 shares of common stock, par value $.001 per share, of Internet Law Library, Inc. to be acquired by "affiliates" of Internet Law upon the exercise by such affiliates of options granted under the 2001 Executive Stock Option Plan.

PROSPECTUS



                           INTERNET LAW LIBRARY, INC.
                        7,000,000 Shares of Common Stock


         The selling stockholders identified in this prospectus may offer and resell up to 7,000,000 shares of our common stock under this prospectus. The selling stockholders will acquire these shares by purchase pursuant to our 2001Executive Stock Option Plan.

         We will not receive any proceeds from the sales of shares by the selling stockholders. The selling stockholders may sell their shares of common stock through public or private transactions, in the over-the-counter market with buyers, or otherwise. They may sell their shares at prevailing market prices or at prices privately negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions will be negotiated before the sales. We have agreed to pay all other offering expenses.

         Our common stock is quoted on the over-the-counter bulletin board under the symbol "ELAW.OB." The closing price of our common stock on March 28, 2001 was $.3125 per share. Our principal executive offices are located at 4301 Windfern, Suite 200, Houston, Texas 77041, and our telephone number is (281) 600-6000.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" STARTING ON PAGE 1 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                 The date of this prospectus is March 30, 2001.

                                TABLE OF CONTENTS
                                                                    Page
                                                                    ----
RISK FACTORS...........................................................1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ...........10
THE COMPANY...........................................................11
USE OF PROCEEDS.......................................................13
SELLING STOCKHOLDERS..................................................13
PLAN OF DISTRIBUTION..................................................14
SEC POSITION ON INDEMNIFICATION.......................................14
EXPERTS...............................................................14
LEGAL MATTERS.........................................................15
WHERE YOU CAN FIND MORE INFORMATION...................................15
INCORPORATION OF DOCUMENTS BY REFERENCE...............................15

                                  RISK FACTORS

         This section discusses the most significant factors that make an investment in our common stock risky or speculative. You should carefully consider this information along with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.

RISKS PARTICULAR TO INTERNET LAW

WE HAVE OPERATED AT A LOSS SINCE INCEPTION, WHICH HAS RESULTED IN A LARGE ACCUMULATED DEFICIT, AND WE ANTICIPATE THAT LOSSES WILL CONTINUE.

         At September 30, 2000, we had an accumulated deficit of $8,066,316, and we have incurred additional losses since that date. We had net losses of $2,138,001 during the period from November 30, 1998, the date of our inception, to December 31, 1999, the end of our fiscal year, and $5,022,065 for the nine months ended September 30, 2000. We expect net losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

         While Brief Reporter and ITIS have been in business for a number of years, Internet Law only commenced revenue-producing operations in January 1999. Accordingly, in the aggregate, we have a limited operating history upon which you can evaluate our business and prospects. You must consider the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including Web-based legal information companies.

WE WILL REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

            As shown in the most recently filed consolidated financial statements, we have incurred significant losses from operations, maintained a working capital deficit and used significant cash in operations. Accordingly, we will require additional financing to fund our operations and execute our business plan. The inability to obtain additional financing will substantially impact our ability to continue as a going concern. There can be no assurance that the current financing arrangements will be sufficient to meet our cash needs and we may need to raise additional funds through public or private debt or equity financing. If we raise additional funds by issuing equity securities, you may suffer dilution in your holdings of our common stock. Also, adequate funds may not be available to us when we need them, or may not be available to us on favorable terms. In this case, we may not be able to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

            Our future capital requirements will depend upon many factors, including the following:

        o   our costs to develop and maintain our legal databases;

        o   our costs of marketing our products;

        o   the rate at which we expand our operations;

        o   the extent to which we develop and upgrade our technology;

        o   the occurrence, timing, size and success of acquisitions; and

        o   the response of competitors to our service offerings.

            We currently have an equity line for $25 million with Cootes Drive LLC. As of March 30, 2001, we did not meet the conditions to draw down on the equity line. Further, because of litigation with them, we believe that it is unlikely that we will receive any cash from this equity line. We have been informed by our auditors, Harper & Pearson Co. P.C., that if we do not receive additional funding prior to the issuance of the December 31, 2000 financial statements, that their opinion on the December 31, 2000 financial statements will include an explanatory fourth paragraph expressing their uncertainty as to our ability to continue as a going concern.

THE COMPETITION IN OUR INDUSTRY IS INTENSE, WE HAVE SIGNIFICANTLY LESS EXPERIENCE IN MARKETING OUR ONLINE CASE LAW AND STATUTES, OUR PRINCIPAL COMPETITORS HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO, AND THIS COMPETITION MAY CAUSE US TO LOSE CUSTOMERS AND PREVENT US FROM ATTRACTING NEW CUSTOMERS.

            The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian corporation, and LEXIS-NEXIS, which is owned by Reed-Elsevier, an Anglo-Dutch corporation. These competitors are both large, well-established companies. They offer databases that are similar to and larger than the databases that we offer. While we have provided legal information for approximately 18 months, West has been in operation for more than 100 years and LEXIS has been in operation for more than 25 years. Our competitors also have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products than we can. West and LEXIS have significant penetration in the large law firm market, a market in which we intend to compete. Also, both West and LEXIS maintain Websites that offer access to their legal databases. Although all of our legal information is in hypertext mark-up language, which is the standard format language used on the Internet, West and LEXIS are in the process of converting their legal information into hypertext mark-up language, which may enable them to better serve their customers.

            Substantially all of our revenues for our case law, statutory and legal brief databases have been generated by sales of our products to individuals and small law firms. Our business strategy calls for increased sales to large law firms and legal departments of corporations. The large law firm market for electronic legal information is dominated, and is likely to be dominated for the near future, by West and LEXIS, our two principal competitors. West and LEXIS offer comprehensive state law databases for all 50 states, while we presently offer comprehensive state law databases for 23 states. This could adversely affect our ability to penetrate the large law firm and corporate legal department markets. Moreover, we have significantly less experience designing products and serving the needs of large law firms, legal departments of corporations or consumers. Our inability to successfully market our products to large law firms, legal departments of corporations or consumers could impede our growth.

         We also compete with other companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than we may be in capturing market share.

IF WE DO NOT INCREASE AWARENESS OF OUR BRAND NAME, OUR ABILITY TO REACH NEW CUSTOMERS WILL BE LIMITED.

         Our future success will depend, in part, on our ability to increase awareness of our brand name and our Websites. To do so, we must succeed in our marketing efforts, provide high-quality products and services and increase traffic to our Website. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

AVAILABILITY OF FREE INFORMATION FROM INTERNET PORTAL COMPANIES MAY LESSEN THE DEMAND FOR OUR PRODUCTS BECAUSE WE CHARGE SUBSCRIPTION FEES FOR OUR PRODUCTS.

         We offer access to databases that use our proprietary search engines. While we are not a portal company, we compete with Internet portal companies that offer free access to government-sponsored and advertiser-supported sites that provide some of the same information that we provide. Substantial amounts of free legal information are also available over the Internet and from other sources, such as courts and other government agencies. This free information may lessen the demand for our products.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS IN THE WEB-BASED LEGAL INFORMATION MARKET, WE WILL BE AT A COMPETITIVE DISADVANTAGE AND WE COULD LOSE POTENTIAL CUSTOMERS TO OUR COMPETITORS.

         The market for Web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

THE LOSS OF BUSINESS RELATIONSHIPS WITH COURTS AND LEGISLATIVE BODIES COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING THE TIME AND EXPENSE REQUIRED TO CONVERT LEGAL INFORMATION.

         Some of the databases we maintain consist of federal and state court decisions, statutes, regulations, acts, administrative decisions, pending legislation, articles, forms and other legal information that has been provided to us by various entities. We have formal agreements with some, but not all, of these data providers. Our ability to maintain our business relationships with courts, legislative bodies and our other data providers and to build new relationships with additional data providers is critical to the success of that aspect of our business. If any of our sources significantly increase their fees, our costs of data acquisition could increase significantly. The loss of any relationships with data providers, or any significant increase in data acquisition costs, could materially increase our operating expenses.

OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

         Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including without limitation the following:

         o  introduction of new products or pricing programs by our competitors;

         o  difficulties in managing growth;

         o technical difficulties or system downtime affecting our Web-based products;

         o  variations in spending patterns by lawyers;

         o  other business interruptions;

         o increases in selling and marketing expenses, as well as other operating expenses;

         o the amount and timing of costs associated with the development and maintenance of new database products;

         o costs associated with hiring, training and retaining key employees and personnel;

         o economic conditions specific to the Internet or to the legal profession, as well as general economic conditions; and

         o  costs and risks associated with potential acquisitions.

In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations, or our operating loss may be greater than our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for electronic legal information, and this may affect our quarterly results. Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical results of operations may not be meaningful and you should not rely on them as an indication of our future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. This could adversely affect the price of our common stock.

WE COULD BE EXPOSED TO LEGAL LIABILITY FOR INACCURACIES IN THE INFORMATION WE PROVIDE BECAUSE LAWYERS RELY ON THE INTEGRITY OF OUR DATABASES WHEN CONDUCTING THEIR LEGAL RESEARCH.

            It is not possible for us to achieve 100% accuracy in the quality of the information we include in our legal databases. As a result, we may be subject to claims by our customers based on negligence or other theories relating to the legal information we distribute. These types of claims could be time-consuming and expensive to defend and could result in the diversion of our management's time and attention. While we maintain liability insurance and have agreements with our customers regarding these issues, we may not be fully protected against these types of claims.

WE ARE CURRENTLY INVOLVED IN LITIGATION WITH A MAJOR INVESTOR THAT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

            We have filed a lawsuit against Cootes Drive LLC, Southridge Capital Management LLC, Thomson, Kernaghan & Co. Ltd, Steve Hicks, Dan Picket and Christy Constabile for tort damages for stock manipulation, SEC violations, civil RICO, fraud, violations of Texas securities laws and other Texas statutes, and conspiracy. This suit also alleges misrepresentations by co-conspirators in connection with certain funding transactions with Internet Law, including a purchase agreement for $3 million in convertible preferred stock and a $25 million equity line agreement. Cootes Drive LLC has responded by filing a suit alleging breach of the convertible preferred agreement and seeking monetary damages of $10,000 per day.

            If the litigation results in enforcement of the current terms of the convertible preferred agreement, we could continue to experience substantial dilution of our common stock if Cootes Drive LLC continues to convert our preferred shares into common stock. The suit is not sufficiently advanced to evaluate a likelihood of an outcome. The end result of this lawsuit could be an unfavorable outcome to Internet Law that would adversely affect future operations and our financial condition, and could result in dilution of our common stock.

RAPID GROWTH IN OUR BUSINESS DUE TO AN INCREASE IN THE NUMBER OF CUSTOMERS SUBSCRIBING TO OUR WEB-BASED PRODUCTS COULD STRAIN OUR OPERATIONAL AND FINANCIAL RESOURCES CAUSING US TO LOSE CUSTOMERS AND INCREASE OUR OPERATING EXPENSES.

         Since we began delivering our legal information databases over the Internet, we have experienced rapid growth in our operations. This growth has placed a strain on our financial resources. Increases in the volume of users of our computer system could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

         o  expand and upgrade our hardware and software systems;

         o expand and improve our operational and financial procedures, systems and controls;

         o  improve our financial and management information systems;

         o  expand, train and manage a larger workforce; and

         o improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

            We cannot assure you that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

 RELIANCE ON INTERNALLY DEVELOPED SYSTEMS AND SYSTEM FAILURES COULD BE HARMFUL TO OUR REPUTATION BY INTERRUPTING OUR ABILITY TO PROVIDE SERVICES THROUGH OUR WEBSITE.

            We rely heavily on internally developed search engines and software for operation of our Website. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on our Website may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays. There can be no assurance that we will be able in a timely manner to effectively upgrade and expand our existing systems. The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to deliver our products to our customers, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services.

            We also face the risk of a security breach of our computer system, which could disrupt the distribution of our legal information. In addition, although we work to prevent unauthorized access to our data, it is impossible to completely eliminate this risk. The number of visits to our Website has been increasing, and further increases in traffic on our Website could strain our systems and increase the likelihood of system failures.

            Our insurance may not cover any claims by dissatisfied subscribers or may not be adequate to indemnify us for any liability we may incur if we are sued. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers. Our ability to expand our product offerings depends upon the simultaneous expansion of our legal databases. Any interruption or termination of our arrangements with courts and other content providers could result in increased costs to us or a slow down in our expansion and products introduction plans while we locate alternative sources for the data conversion or increase our own conversion capabilities.

UNANTICIPATED PROBLEMS COULD INTERRUPT OR DELAY ACCESS TO OUR WEB-BASED
PRODUCTS.

             Damage to our computer system could delay or prevent delivery of our products and result in the loss of our customers. Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our services. Our computer and communications hardware is located at several facilities, and the loss of any of this hardware or the data it contains could cause us not to be able to operate our business for a substantial period of time. Our business, results of operations and financial condition could be materially adversely affected by any event that interrupts or delays our operations. We do not presently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or our inability to accept and fulfill customer orders. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers.

WE DEPEND HEAVILY ON OUR MANAGEMENT TEAM, MOST OF WHICH HAS LITTLE EXPERIENCE WORKING TOGETHER OR MANAGING A PUBLIC COMPANY.

         Our success depends, to a significant extent, upon the efforts and abilities of Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer. Loss of Mr. Carr's services could materially and adversely affect our business, results of operations and financial condition. Also, our management team has worked together for less than two years. The short period of time that our senior officers have worked together, or their potential inability to work successfully together, may adversely affect our ability to manage growth. Moreover, our officers generally have limited experience in managing a public company. The ability of our management team to manage future growth, if any, or the demands of successfully operating a public company is currently unproven.

THERE IS INTENSE COMPETITION FOR QUALIFIED COMPUTER TECHNICIANS, PROGRAMMERS AND SALES AND MARKETING PERSONNEL, AND OUR FAILURE TO ATTRACT AND RETAIN THESE PEOPLE COULD AFFECT OUR ABILITY TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND TO INCREASE OUR SALES.

         Our future success also depends upon our ability to attract and retain qualified computer programmers, other technical personnel and sales and marketing personnel. Competition for talented personnel, particularly technical personnel, is intense. This competition could increase the costs of hiring and retaining personnel. We may not be able to attract, retain and adequately motivate our personnel or to integrate new personnel into our operations successfully.

IF OUR SOFTWARE BECOMES DEFECTIVE, IT COULD BE COSTLY FOR US TO CORRECT.

         Complex software such as the software we develop for our services may contain errors or defects, especially when first implemented, that may be costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from potential adverse customer reaction, negative publicity and harm to our reputation.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, INCLUDING OUR SEARCH AND RETRIEVAL SOFTWARE, AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

         Our services are highly dependent upon proprietary technology, including, for example, our proprietary search and retrieval software, which allows us to mark some of the information contained in our databases to enable users to search our databases. We rely on contracts, confidentiality agreements and copyright, trademark and trade secrecy laws to protect our proprietary rights in our technology. We have obtained and are obtaining trademark registrations for our various product names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

         Many of our software programs, including our proprietary search and retrieval software, interact with and perform numerous functions similar to software available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. Claims against us or these customers, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us and our customers to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES, AND OUR INABILITY TO DO SO MAY DISRUPT OUR BUSINESS.

            Our recent growth is attributable in significant part to acquisitions of other providers of legal research materials over the Internet. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities in legal and other areas on terms we consider favorable. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OPERATIONS BY DEVELOPING NEW WEBSITES AND PROMOTING NEW OR COMPLEMENTARY PRODUCTS.

         We may choose to expand our operations by developing new Websites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered through internal development, relationships with third parties or the acquisition of new or complementary businesses, products or technologies. We have no current understandings, commitments or agreements with respect to any material future acquisitions or investments. We may be unable to effectively expand our efforts and operations in a cost-effective or timely manner internally or through relationships with third parties in the future and any such efforts to increase overall market acceptance may be unsuccessful. Furthermore, any new business or Website launched by Internet Law that was not favorably received by consumers could damage our reputation. Expansion in this manner would also require significant additional expenses and development, operations and editorial resources and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on our business, prospects, financial condition and results of operations


RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR WEB-BASED LEGAL INFORMATION IS NEW AND RAPIDLY EVOLVING, AND WE MAY NOT BE ABLE TO ACCURATELY PREDICT AND RESPOND TO MARKET DEVELOPMENTS, WHICH COULD PREVENT OUR PRODUCTS FROM BEING ACCEPTED.

         The market for Web-based distribution of electronic legal information has only recently begun to develop and it is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products as well as an appropriate pricing strategy for our products. We cannot guarantee you that the market for our products will grow, that our products will become widely accepted or that our pricing strategy will be successful. If the market for our products does not develop as quickly as we expect, if customers do not accept our products or if our pricing strategy is not successful, our future revenues will be adversely affected.

A DOWNTURN IN THE LEGAL INDUSTRY COULD CAUSE OUR REVENUES TO DECREASE.

         Most of our business depends on the continued demand for legal information in electronic format. Therefore, any downturn in business for the legal profession could cause our revenues to decrease, which will adversely affect our results of operations.

THE FAILURE OF THE INTERNET TO GROW OR REMAIN A VIABLE COMMERCIAL MEDIUM COULD HARM OUR GROWTH.

            Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Our future revenues and any future profits are substantially dependent upon the widespread acceptance and viability of the use of the Internet and other online services as an effective medium. There can be no assurance that acceptance, growth and use of online services will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce and communication.

            Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth.
The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

CONTENT PROVIDERS AND E-RETAILERS HAVE EXPERIENCED SIGNIFICANT PROBLEMS OPERATING ON THE INTERNET.

            Despite the tremendous potential of the Internet, beginning earlier this year, a large number of Internet companies, particularly consumer-oriented content providers and e-commerce retailers, have announced layoffs or closures, with further layoffs and closures expected to continue for at least the near term. In addition, other cash-strapped Internet companies have sought combination with their competitors or more traditional "old economy" companies in an effort to survive. Many theories have been suggested for this phenomena including an over supply of e-commerce securities offerings, a more selective initial public offering market, a tightening financing market, increased competition from traditional brick-and-mortar chains, and a return to a traditional form of stock analysis. Many Internet companies were running deep losses as they spent heavily on personnel and marketing, and had come to rely on regular external cash infusions to fund operations. As these financing dollars dried up, several of these companies had to either liquidate or enter into unfavorable financing arrangements and/or initiate extensive cost saving measures. As an e-commerce retailer, the current market and financial environment for these types of companies could adversely affect our ability to raise additional financing on commercially acceptable terms or at all.


GOVERNMENT ACTION COULD INCREASE THE COST OF OUR SERVICES.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for our Website, increase our operating expenses or otherwise adversely affect our business.

RISKS RELATED TO OUR COMMON STOCK

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE IN CONTROL.

         Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to you. These include the following:

         o our board of directors is authorized to issue up to 50 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

         o our board of directors is divided into three classes of directors serving staggered three-year terms, which will result in at least two annual meetings of stockholders, instead of one, generally being required to change the majority of the board;

         o a prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

         o limitations on who may call annual and special meetings of stockholders;

         o advance notice procedures with regard to stockholder proposals and the nominations, other than by or at the direction of the board, of candidates for election as directors;

         o a requirement that vacancies on the board of directors, including newly created directorships, be filled only by a majority of directors then in office.

CONTROL BY OFFICERS AND DIRECTORS COULD HAVE AN ADVERSE EFFECT ON OUR STOCKHOLDERS.

         As of March 30, 2001, our directors, executive officers and their affiliates beneficially owned a total of approximately 55.6% of our outstanding common stock. Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer, beneficially owns approximately 45.8% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

         There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

         o  actual or anticipated variations in quarterly operating results;

         o  announcements of technological innovations;

         o new sales formats, contracts, products or services by us or our competitors;

         o  changes in financial estimates by securities analysts;

         o announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         o  additions or departures of key personnel;

         o  sales of common stock; or

         o other general economic or stock market conditions, many of which are beyond our control.

         In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

A LARGE NUMBER OF SHARES OF OUR COMMON STOCK ARE ELIGIBLE FOR FUTURE SALE, AND THE SALE OF THESE SHARES MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

         As of March 30, 2001 we had outstanding 36,575,112 shares of common stock. We believe that approximately 13,873,381 of our common shares that are held by our non-affiliates are currently freely tradable under Rule 144 (subject to legal opinions), or are registered under the Securities Act of 1933. In addition, as of March 30, 2001, we believe approximately 16,065,942 of our unregistered shares held by our affiliates could be resold pursuant to, and within the volume limitations of, Rule 144.

         The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that they could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM US.

         We have never declared or paid dividends to our stockholders. We currently intend to retain any future earnings for funding growth and therefore do not expect to pay any dividends in the foreseeable future.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, capital resources and portfolio performance, and those statements preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "plans," "seeks, "intends," "estimates," "anticipates" or similar expressions, or by discussions of strategy, plans or intentions.

         You should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements. These include the following:

         o general economic and business conditions, both nationally and in our markets;

         o  assumed growth in usage of the Internet;

         o  assumed growth in the number of lawyers;

         o our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

         o  anticipated trends in our business;

         o  existing and future regulations affecting our business;

         o  our acquisition opportunities; and

         o other risk factors set forth under "Risk Factors" on pages 1 through 9 in this prospectus.

         You are cautioned not to rely on forward-looking statements, which reflect management's analysis only as of the date of this prospectus. We assume no obligation to update forward-looking statements.

                                   THE COMPANY

GENERAL

         Internet Law Library, Inc., formerly known as Planet Resources, Inc., is a Delaware corporation that provides electronic publishing services and database content through CD-Rom media and Internet sites with subscription access, licenses and transaction fees for databases through our subsidiaries, National Law Library, Inc., GoverNet Affairs, Inc., Brief Reporter, LLC and Compass Data Systems, Inc. We also provide safety training, information and support with federal regulations through our wholly owned subsidiary, Venco Compliance Inc., and database content, software, hardware and other support through our subsidiary, ITIS, Inc. The content of the databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available, as are litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. We also market a CD-Rom product and a Website that assists in medical billing. Customers using these Internet sites pay subscription fees under monthly, quarterly or annual subscription agreements or per-use licenses.

         Internet Law's common stock is traded on the over-the-counter Bulletin Board under the symbol "ELAW.OB."

         The Board of Directors has approved a name change to "ITIS, Inc." to better describe the products of Internet Law as being "information technology and information services." The stockholders will be asked to approve the name change at Internet Law's annual meeting, which is anticipated to be held on September 11, 2001.

CORPORATE HISTORY

         Internet Law was originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company. Between 1992 and our reverse acquisition by National Law in March of 1999, Internet Law had no operations; however, we maintained certain mining properties which were to be indirectly distributed to those stockholders who were stockholders of Internet Law prior to the reverse acquisition by National Law. Effective March 27, 2001, the foregoing mineral rights were indirectly distributed to the original stockholders of Internet Law pursuant to an Amended and Restated Agreement and Plan of Distribution dated March 13, 2001, whereby Planet Resources, Inc., one of Internet Law's wholly owned subsidiaries, was spun-off from Internet Law and acquired the mining and related interests. Internet Law no longer maintains any interest in these properties.

         National Law Library, Inc., a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet destination to be used for legal research. Following its formation, National Law's then sole stockholder, who is the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in the Litidex(R) search, retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999, the same month in which National Law agreed in principle to be acquired by Internet Law.

         Under the Agreement and Plan of Distribution, each share of National Law common stock was exchanged for one share of the unregistered common stock of Internet Law. In contemplation of this transaction, Internet Law's original stockholders agreed to a one-for-two reverse stock split, which resulted in 2 million shares of Internet Law's common stock being outstanding immediately prior to the merger. After giving effect to these transactions, former National Law stockholders owned 18 million shares of unregistered common stock of Internet Law and the original stockholders of Internet Law owned 2 million shares of Internet Law common stock. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." Under the terms of an agreement and plan of reorganization, the majority of our original board of directors resigned and were replaced with directors elected by our new stockholders.

PRODUCTS AND SERVICES

         Brief Reporter offers more than 7,000 legal briefs on its Website (WWW.BRIEFREPORTER.COM), making it one of the largest brief banks on the Internet. Subscribers and transactional users can search among legal briefs from actual cases. The Website offers featured briefs as well as notification of new materials. Brief Reporter also earns some of its revenue from advertising.

         GoverNet Affairs offers subscribers a cost-effective legislative information management service that uses the Internet to save time and money by monitoring and reporting the progress of pending legislation in all 50 states and the U.S. Congress. Using GoverNet Affairs' Website, subscribers may sign up for the following services:

         o customized daily, weekly or monthly reports showing the status of targeted legislation that may be summarized by topic or by legislator, and may be downloaded for internal use;

         o  e-mail alerts that can be sent when pending bills are revised;

         o legislative tracking teams comprised of management, lobbyists and attorneys who may communicate with one another with password-protected privacy; and

         o behind-the-scenes commentaries on pending bills that are available from a network of political consultants.

         GoverNet Affairs was built to be one of the most powerful online search tools on the Internet for state and federal legislation. Using a multiple-matrix database, nightly searches are conducted of every source of state and federal legislation available on the Internet, and then this data is stored for retrieval and processing. With this system, GoverNet Affairs performs text comparisons and attaches information such as user notes and other user-specific fields to any pending bill that is described over an Internet site. The system is monitored to provide maximum coverage by jurisdiction and by topic. GoverNet Affairs' legislative information is available at its Website, www.govaffs.com.

         ITIS hosts a Website at www.itisinc.com. With its predecessors, it has been in business for 15 years, offering litigation support, data conversion and other Internet-related services. At present, it is concentrating its efforts on assisting National Law in content development.

         National Law provides a "virtual" law library that is designed for performing legal research from offices, homes, or portable laptops. We believe that National Law attracts people who need to conduct legal research, and prefer to do so quickly, easily and inexpensively over the Internet. Built upon Web-based architecture, National Law's virtual library enables users to access a database providing core legal information at an attractive price. National Law endeavors to grow by continuing to improve its search engine, publishing accurate and current databases, adding to its forms and legal articles libraries, maintaining its low cost, and developing Internet-oriented editorial features, among other legal products.

         The Litidex(R) search engine used by National Law's subscribers provides for high-speed data retrieval using Boolean, proximity and citation search criteria. National Law's primary products are case law and statutory law databases. National Law's legal information is available through its Website at www.itislaw.com and can be searched, downloaded and printed.

         Compass Data Systems provides electronic information publishing services in a completely searchable infobase to a wide variety of industries and organizations. Compass Data Systems hosts an Internet site at www.compassdata.com. Using Internet and CD technology, clients can search through computer files that represent significant amounts of paper in seconds. These infobases are quickly accessed through a hard drive, CD-Rom or the Internet.

         Venco Compliance is in the business of selling compliance and safety training and information such as OSHA regulations to businesses such as dry cleaners and others that deal with hazardous chemicals, biomaterials and other regulated substances.

         In addition to our existing products and services, Internet Law expects to provide a number of additional services in the future, which may include the following:

         o database content and similar products for additional industries and business endeavors;

         o database inquiry, retrieval, and review of all state and federal case law;

         o database inquiry and retrieval of all state and federal statutes, codes, constitutions, and rules and regulations;

         o  fast and frequent updating of all data;

         o  linking statutes to proposed and pending legislation;

         o  extensive linking of citations among databases;

         o  linking cases and briefs;

         o  citation service;

         o  additional forms;

         o  topical classification of legal information; and

         o  other such related legal research tools as needed by customers.

         Our ability to provide additional services and expand its market depends upon a number of factors, many of which are beyond our control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new product and service announcements, changes in our pricing policies and those of our competitors, market acceptance of our services, changes in operating expenses, strategy and personnel, increased competition, and general economic factors. There can be no assurance that we will be successful in selling our services or achieving or maintaining profitability or positive cash flow in the future.

                                 USE OF PROCEEDS

         The shares of common stock offered by this reoffer prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The common stock offered by this prospectus will be acquired by the selling stockholders pursuant to the 2001 Executive Stock Option Plan. Each selling stockholder will receive all of the net proceeds from the sale of his or her respective shares of common stock.

         The following table sets forth information with respect to each of the selling stockholders owning 1,000 or more of our common shares issued under the 2001 Executive Stock Option Plan regarding the number of shares of our common stock beneficially owned by each selling stockholder as of March 30, 2001, the nature of any position, office or other material relationship which the selling stockholder has had within the past three years with us or our predecessors or affiliates, and the number of shares that are being offered under this prospectus. Since the selling stockholders may sell all, some or none of their shares, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

                                                  Number of Shares of         Maximum Number of
                                                         Common Stock    Shares of Common Stock
                  Name                             Beneficially Owned            Offered Hereby
                  ----                             ------------------            --------------
                  David P. Harriman(1)               1,305,280                        1,000,000
                  Kelley V. Kirker(2)                1,351,500                        1,000,000
                  Joanna Hoover(3)                     790,000                          750,000
                  Kara A. Kirker(4)                  1,100,000                          750,000
                  Carol Ann Wilson(5)                  778,480                          750,000
                  K. Charles Peterson(6)               760,666                          750,000
                  Charles F. Dunbar                    515,000                          500,000
                  Michael Hluchanek                    844,000                          500,000
                  Others *                           1,000,000                        1,000,000
                                                     ---------                        ---------
                  Total                              8,444,926                       7,000,000`
                                                     =========                       ==========

(1)      Director and President of National Law
(2)      Director and Chief Operations Officer of Internet Law
(3)      Chief Financial Officer of Internet Law
(4)      Treasurer, and Chief Financial Officer and Treasurer of National Law
         Library
(5)      Corporate Secretary of Internet Law
(6)      General Counsel of Internet Law

*Names of additional selling stockholders and amounts of securities to be determined and disclosed after the filing of this registration statement.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered hereby may be sold from time to time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest, by them or through agents, underwriters or dealers. Their shares of common stock may be sold at market prices prevailing at the time of sale or at privately negotiated prices. Brokers and dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated in the future.

         The common shares covered by this prospectus may also be sold pursuant to Rule 144 or pursuant to another available exemption from registration under the Securities Act of 1933.

         Any broker, dealer or underwriter to be utilized by a selling stockholder will be selected by such selling stockholder. Any compensation payable to such persons by a selling stockholder will be negotiated in the future. The selling stockholders and any underwriter, dealer or agent that participates in a distribution of our common stock may be deemed to be an underwriter, and any profit on sale of the shares by the selling stockholders and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                         SEC POSITION ON INDEMNIFICATION

         Our directors and officers are indemnified against certain causes of action. In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     EXPERTS

         Effective February 19, 2001, Arthur Andersen LLP was dismissed as the independent auditors for Internet Law, and Harper & Pearson Company was appointed as Internet Law's new independent accountants.

For the period July 1 to December 31, 1999, Arthur Andersen's report did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during the period July 1 to December 31, 1999, and the subsequent interim period through February 19, 2001, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the financial statements of Internet Law for such period.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered hereby will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the SEC of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described below.

         In addition, we have filed reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

         Public Reference Room                 New York Regional Office              Chicago Regional Office
        450 Fifth Street, N.W.                   7 World Trade Center                    Citicorp Center
               Room 1024                              Suite 1300                     500 West Madison Street
        Washington, D.C. 20549                 New York, New York 10048                     Suite 1400
                                                                                   Chicago, Illinois 60661-2511

         You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet Website site that contains reports, proxy statements and other information regarding issuers, like us, that file information electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 1-07149.

         Our Website site address is HTTP://WWW.ITISLAW.COM. Our common stock is quoted on the over-the-counter bulletin board under the symbol "ELAW.OB."

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of shares of our common stock. The documents we are incorporating by reference are:

        (a) Our Annual Report on Form 10-K for the six months ended December 31, 1999, as filed on May 11, 2000, as amended by Form 10-K/As filed on May 19 and May 24, 2000, respectively
        (b)   Our Current Report on Form 8-K/A as filed on January 31, 2000;
        (c)   Our Current Report on Form 8-K as filed on February 8, 2000;
        (d)   Our Current Report on Form 8-K/A as filed on February 18, 2000;

        (e) Our Current Report on Form 8-K as filed on March 3, 2000, as amended by Form 8-K/A filed on April 5, 2000;
        (f) Our Current Report on Form 8-K as filed on May 15, 2000, as amended by Form 8-K/A filed on July 14, 2000;
        (g) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 as filed on May 22, 2000, as amended by Form 10-Q/A filed on May 24, 2000;
        (h) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed August 14, 2000;
        (i) Our Current Report on Form 8-K as filed on October 16, 2000, as amended by Form 8-K/As filed on October 18, 2000 and December 12, 2000, respectively;
        (j) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed on November 14, 2000;
        (k) Our Current Report on Form 8-K as filed on February 23, 2001; and
        (l) Description of our Common Stock as described in the section "Description of Capital Stock" contained in the Form S-1 as filed on December 22, 2000 (File No. 333-52564).

         You may request a copy of these filings at no cost by writing or telephoning Carol A. Wilson at:

                             Internet Law Library, Inc.
                             4301 Windfern Road, Suite 200
                             Houston, Texas 77041
                             Telephone Number: (281) 600-6000 Ext. 611

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         Incorporated by reference in this Registration Statement are the following documents filed with the Securities and Exchange Commission:

        (a) The Registrant's Annual Report on Form 10-K for the six months ended December 31, 1999, as filed on May 11, 2000, as amended by Form 10-K/As filed on May 19 and May 24, 2000, respectively
        (b) The Registrant's Current Report on Form 8-K/A as filed on January 31, 2000;
        (c) The Registrant's Current Report on Form 8-K as filed on February 8, 2000;
        (d) The Registrant's Current Report on Form 8-K/A as filed on February 18, 2000;
        (e) The Registrant's Current Report on Form 8-K as filed on March 3, 2000, as amended by Form 8-K/A filed on April 5, 2000;
        (f) The Registrant's Current Report on Form 8-K as filed on May 15, 2000, as amended by Form 8-K/A filed on July 14, 2000;
        (g) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 as filed on May 22, 2000, as amended by Form 10-Q/A filed on May 24, 2000;
        (h) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed August 14, 2000;
        (i) The Registrant's Current Report on Form 8-K as filed on October 16, 2000, as amended by Form 8-K/As filed on October 18, 2000 and December 12, 2000, respectively
        (j) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed on November 14, 2000;
        (k) The Registrant's Current Report on Form 8-K as filed on February 23, 2001; and
        (l) Description of our Common Stock as described in the section "Description of Capital Stock" contained in the Form S-1 as filed on December 22, 2000 (File No. 333-52564).

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.           DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.           INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

         Further, Section 145(c) of the DGCL provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Section 145(f) of the DGCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the bylaws or indemnification agreements. Article XIV of our Certificate of Incorporation provides for the indemnification of our officers and directors to substantially the same extent permitted by the DGCL.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit. The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

         The Registrant's Certificate of Incorporation contains a provision eliminating the personal liability of a director from breaches of fiduciary duty, subject to the exceptions described above.

         (b) The Registrant has entered into Indemnity Agreements with certain of its directors and officers that establish contract rights to indemnification substantially similar to the rights to indemnification provided for in its Certificate of Incorporation.

ITEM 8.           EXHIBITS.
4.1      Amended and Restated Certificate of Incorporation of the Registrant
         (incorporated by reference to the Annex A of the Registrant's
         Definitive Proxy Statement on Schedule 14A filed on January 31, 2000)
4.2      Bylaws of the Registrant, as amended (incorporated by reference to Exhibit
         3.2 to the Registrant's Form 10-K filed on October 13, 1999) 4.3.1 Certificate of Designation for the Registrant's 5% Series A Convertible Preferred Stock
         (incorporated by reference to Exhibit 3.3 to the Registrant's Form 10-KA filed on May 24, 2000)
*4.4     2001 Executive Stock Option Plan
*5       Opinion of Locke Liddell & Sapp LLP
*23.1    Consent of Locke Liddell & Sapp LLP (contained in the opinion filed as Exhibit 5 hereto)
*23.2    Consent of Arthur Andersen LLP
*23.3    Consent of Harper & Pearson Company
*24      Power of Attorney (included on signature page)

----------------
* Filed herewith.

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes as follows:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 30, 2001.

                                        INTERNET LAW LIBRARY, INC.



                                        By:      /S/ HUNTER M.A. CARR
                                                 ------------------------------
                                                 Hunter M. A. Carr
                                                 Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hunter M. A. Carr and Joanna Hoover and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                                        Title                                  Date
              ---------                                        -----                                  ----
                                        Chairman of the Board of Directors, President and
          /S/ HUNTER M.A. CARR          Chief Executive Officer (Principal Executive        March 30, 2001
          --------------------          Officer)
          Hunter M.A. Carr

                                        Director                                            March 30, 2001
         -------------------
          Eugene A. Cernan

         /S/KELLEY V. KIRKER            Director, Chief Operating Officer of Internet Law   March 30, 2001
         -------------------            Library
          Kelley V. Kirker

        /S/DONALD W. SAPAUGH            Director                                            March 30, 2001
        --------------------
          Donald W. Sapaugh

        /S/GEORGE A. ROBERTS            Director                                            March 30, 2001
        --------------------
          George A. Roberts


                                        II-26


        /S/W. PAUL THAYER              Director                                            March 30, 2001
        -----------------
        W. Paul Thayer


        /S/DAVID P. HARRIMAN           Director, President of National Law Library         March 30, 2001
        --------------------
        David P. Harriman

        /S/ W. ALLYN HOAGLUND          Director                                            March 30, 2001
        ---------------------
        W. Allyn Hoaglund

        /S/ JOANNA HOOVER              Chief Financial Officer (Principal Financial and    March 30, 2001
        ----------------------         Accounting Officer)
        Joanna Hoover

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
---------         -----------
4.1      Amended and Restated Certificate of Incorporation of the Registrant
         (incorporated by reference to the Annex A of the Registrant's
         Definitive Proxy Statement on Schedule 14A filed on January 31, 2000)
4.2      Bylaws of the Registrant, as amended (incorporated by reference to Exhibit
         3.2 to the Registrant's Form 10-K filed on October 13, 1999) 4.3 Certificate of
         Designation for the Registrant's 5% Series A Convertible Preferred Stock
         (incorporated by reference to Exhibit 3.3 to the Registrant's Form 10-KA filed on May 24, 2000)
*4.4     2001 Executive Stock Option Plan
*5       Opinion of Locke Liddell & Sapp LLP
*23.1    Consent of Locke Liddell & Sapp LLP (contained in the opinion filed as Exhibit 5 hereto)
*23.2    Consent of Arthur Andersen LLP
*23.3    Consent of Harper & Pearson Company
*24      Power of Attorney (included on signature page)

----------------
* Filed herewith.


                                        II-28